February 2025

Preliminary Pricing Supplement filed pursuant to Rule 424(b)(2) dated January 29, 2025 / Registration Statement No. 333-269296
STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated January 29, 2025.

GS Finance Corp.

Trigger Jump Securities Based on the Performance of the Common Stock of GE Vernova Inc. due August 12, 2026

Principal at Risk Securities

The Trigger Jump Securities do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities on the stated maturity date is based on the performance of the common stock of GE Vernova Inc. as measured from the pricing date to and including the valuation date.

If the final share price (the closing price of the underlying stock on the valuation date) is greater than or equal to the initial share price, the return on your securities will be positive and equal to the upside payment. If the final share price is less than the initial share price but greater than or equal to the downside threshold price, you will receive the principal amount of your securities. However, if the final share price is less than the downside threshold price, you will lose a significant portion of your investment.

The securities are for investors who seek the potential to earn a fixed return of at least 43.60% if the underlying stock appreciates or does not depreciate from the initial share price to the final share price, are willing to forgo interest payments and are willing to risk losing their entire investment if the final share price is less than the downside threshold price.

SUMMARY TERMS
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying stock:	the common stock of GE Vernova Inc. (current Bloomberg ticker: “GEV UN”)
Principal amount:

$ in the aggregate on the original issue date; the aggregate principal amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date. On the stated maturity date, the company will pay, for each $1,000 of the outstanding principal amount, an amount, if any, in cash equal to the payment at maturity.

Pricing date:	expected to price on or about February 7, 2025
Original issue date:	expected to be February 12, 2025
Valuation date:	expected to be August 7, 2026, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	expected to be August 12, 2026, subject to adjustment as described in the accompanying general terms supplement
Payment at maturity:
•
if the final share price is greater than or equal to the initial share price, $1,000.00 + the upside payment;
•
if the final share price is less than the initial share price, but greater than or equal to the downside threshold price, $1,000.00; or
•
if the final share price is less than the downside threshold price, $1,000.00 × the share performance factor

Upside payment (set on the pricing date):	at least $436.00 per security (at least 43.60% of the stated principal amount)
Initial share price:	$ , which is equal to the closing price of the underlying stock on the pricing date
Final share price:	the closing price of the underlying stock on the valuation date, subject to adjustment as described in the accompanying general terms supplement
Downside threshold price:	$ , which is 75.00% of the initial share price
Share performance factor:	final share price / initial share price
CUSIP / ISIN:	40058GPT2 / US40058GPT21
Underwriter:	Goldman Sachs & Co. LLC
Authorized denominations:	$1,000 or any integral multiple of $1,000 in excess thereof
Listing:	the securities will not be listed on any securities exchange or interdealer quotation system
Estimated value range:	$900 to $960 per security. See page PS-2 for more information.

Original issue price	Underwriting discount	Net proceeds to the issuer
100% of the principal amount	2.50% ($ in total)*	97.50% ($ in total)

* Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $25.00 for each security it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each security as a structuring fee.

Your investment in the securities involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-8. You should read the disclosure herein to better understand the terms and risks of your investment.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

The issue price, underwriting discount and net proceeds listed on the cover page relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified on the cover of this pricing supplement (per $1,000.00 principal amount), which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $ per $1,000.00 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through , as described below). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

With respect to the $ initial additional amount:

•
$ will decline to zero on a straight-line basis from the time of pricing through ; and
•
$ will decline to zero on a straight-line basis from through .

February 2025

About Your Securities

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your securities and therefore should be read in conjunction with such documents:

•
General terms supplement no. 8,999 dated February 13, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the offered securities has the terms described in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “index stock(s)”, “index stock issuer(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “underlying stock(s)”, “underlying stock issuer(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The securities will be issued in book-entry form and represented by master note no 3, dated March 22, 2021.

February 2025

GS Finance Corp. Trigger Jump Securities Based on the Performance of the Common Stock of GE Vernova Inc. due August 12, 2026 Principal at Risk Securities

Investment Summary

The Trigger Jump Securities Based on the Performance of the Common Stock of GE Vernova Inc. due August 12, 2026 (the “securities”) can be used:

•
As an alternative to direct exposure to the underlying stock that provides a fixed positive return of at least 43.60% if the underlying stock has appreciated or has not depreciated from the initial share price to the final share price
•
To potentially outperform the underlying stock with respect to moderate increases in the underlying stock from the initial share price to the final share price
•
To provide limited protection against a loss of principal in the event of a decline of the underlying stock from the initial share price to the final share price but only if the final share price is greater than or equal to the downside threshold price

However, you will not receive dividends on the underlying stock or any interest payments on your securities.

If the final share price is less than the downside threshold price, the securities are exposed on a 1:1 basis to the negative performance of the underlying stock from the initial share price to the final share price.

Key Investment Rationale

The securities offer a fixed positive return if the underlying stock appreciates, or does not depreciate at all, from the initial share price to the final share price. At maturity, if the underlying stock has appreciated or has not depreciated in value, investors will receive the stated principal amount of their investment plus the upside payment. If the underlying stock has depreciated in value, but the final share price is greater than or equal to the downside threshold price, investors will receive the stated principal amount of their investment. However, if the underlying stock has depreciated in value and the final share price is less than the downside threshold price, investors will lose 1.00% for every 1.00% decline in the share price from the pricing date to the valuation date of the securities. Under these circumstances, the payment at maturity will be less than the stated principal amount, will represent a loss of more than 25.00% and could be zero. Investors will not receive dividends on the underlying stock or any interest payments on the securities and investors may lose their entire initial investment in the securities. Investors will not benefit from any gain in the final share price above the initial share price and if the final share price increases by more than at least 43.60% of the initial share price, the amount payable on the securities may be significantly less than if the investor had invested directly in the underlying stock. All payments on the securities are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Upside Scenario

The final share price is greater than or equal to the initial share price. In this case, for each security, investors will receive a full return of principal plus the upside payment. In no event will the payment at maturity exceed $1,000.00 plus the upside payment.

Par Scenario

The final share price is less than the initial share price but is greater than or equal to the downside threshold price. In this case, investors will receive the stated principal amount of $1,000.00 at maturity.

Downside Scenario

The underlying stock declines in value and the final share price is less than the downside threshold price. In this case, investors will receive significantly less than the stated principal amount by an amount proportionate to the decline in the value of the underlying stock from the pricing date to the valuation date of the securities. For example, if the final share price is 40.00% less than the initial share price, the securities will provide at maturity a loss of 40.00% of principal. In this case, investors will receive $600.00 per security, or 60.00% of the stated principal amount. There is no minimum payment at maturity on the securities, and investors could lose their entire investment.

February 2025

GS Finance Corp. Trigger Jump Securities Based on the Performance of the Common Stock of GE Vernova Inc. due August 12, 2026 Principal at Risk Securities

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical closing prices of the underlying stock on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your securities in a secondary market prior to the stated maturity date, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying stock and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.

For these reasons, the actual performance of the underlying stock over the life of your securities, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical closing prices of the underlying stock shown elsewhere in this pricing supplement. For information about the historical prices of the underlying stock during recent periods, see “The Underlying Stock — Historical Closing Prices of the Underlying Stock” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying stock.

The below examples are based on the following terms:

Stated principal amount:	$1,000.00 per security
Upside payment:	$436.00 per security
Downside threshold price:	75.00% of the initial share price

February 2025

GS Finance Corp. Trigger Jump Securities Based on the Performance of the Common Stock of GE Vernova Inc. due August 12, 2026 Principal at Risk Securities

Trigger Jump Securities Payoff Diagram

How it works

	Upside Scenario. If the final share price is greater than or equal to the initial share price, investors will receive the $1,000.00 stated principal amount plus the upside payment of $436.00.


Investors will receive a payment at maturity of $1,436.00 per security if the final share price is greater than or equal to the initial share price. In no event will the payment at maturity exceed $1,000.00 plus the upside payment.



Par Scenario. If the final share price is less than the initial share price but is greater than or equal to the downside threshold price, investors will receive the $1,000.00 stated principal amount per security.

		If the underlying stock depreciates 25.00%, investors will receive the $1,000.00 stated principal amount per security.


Downside Scenario. If the final share price is less than the downside threshold price, investors will receive an amount that is less than the $1,000.00 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the underlying stock. Under these circumstances, the payment at maturity will be less than the stated principal amount per security. There is no minimum payment at maturity on the securities.

		If the underlying stock depreciates 40.00%, investors will lose 40.00% of their principal and receive only $600.00 per security at maturity, or 60.00% of the stated principal amount.

February 2025

GS Finance Corp. Trigger Jump Securities Based on the Performance of the Common Stock of GE Vernova Inc. due August 12, 2026 Principal at Risk Securities

Additional Hypothetical Examples

The values in the left column of the table below represent hypothetical final share prices and are expressed as percentages of the initial share price. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final share price, and are expressed as percentages of the stated principal amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000.00 of the outstanding stated principal amount of the offered securities on the stated maturity date would equal 100.000% of the stated principal amount of a security, based on the corresponding hypothetical final share price and the assumptions noted above.

Hypothetical Final Share Price (as Percentage of Initial Share Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
200.000%	143.600%
160.000%	143.600%
150.000%	143.600%
125.000%	143.600%
115.000%	143.600%
100.000%	143.600%
95.000%	100.000%
85.000%	100.000%
75.000%	100.000%
74.999%	74.999%
50.000%	50.000%
40.000%	40.000%
25.000%	25.000%
0.000%	0.000%

As shown in the table above:

•
If the final share price were determined to be 25.000% of the initial share price, the payment at maturity that we would deliver on your securities at maturity would be 25.000% of the stated principal amount of your securities. As a result, if you purchased your securities on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment).
•
If the final share price were determined to be 200.000% of the initial share price, the payment at maturity that we would deliver on your securities would be limited to $1,000.00 plus the upside payment, or 143.600% of each $1,000.00 principal amount of your securities, as shown in the table above. As a result, if you held your securities to the stated maturity date, you would not benefit from any increase in the final share price over the initial share price.

February 2025

GS Finance Corp. Trigger Jump Securities Based on the Performance of the Common Stock of GE Vernova Inc. due August 12, 2026 Principal at Risk Securities

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying stock. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

Your Securities Do Not Bear Interest

You will not receive any interest payments on your securities. As a result, even if the payment at maturity payable for your securities on the stated maturity date exceeds the stated principal amount of your securities, the overall return you earn on your securities may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. The cash payment on your securities, if any, on the stated maturity date will be based on the performance of the underlying stock as measured from the initial share price set on the pricing date to the closing price of the underlying stock on the valuation date. If the final share price of the underlying stock is less than the downside threshold price, you will lose a significant portion of your investment, equivalent to 1.00% of the stated principal amount of your securities for every 1.00% decline in the share price over the term of the securities, and you will lose a significant portion or all of your investment. Thus, you may lose your entire investment in the securities, which would include any premium to principal amount you paid when you purchased the securities.

Also, the market price of your securities prior to the stated maturity date may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performance of the underlying stock, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

The Potential Return on Your Securities Will Be Limited

Your ability to participate in any change in the price of the underlying stock over the life of your securities will be limited because the maximum payment at maturity will be equal to $1,000.00 plus the upside payment. This will limit the payment at maturity you may receive for each of your securities, no matter how much the price of the underlying stock may rise over the life of your securities. Accordingly, the amount payable for each of your securities may be significantly less than it would have been had you invested directly in the underlying stock.

February 2025

GS Finance Corp. Trigger Jump Securities Based on the Performance of the Common Stock of GE Vernova Inc. due August 12, 2026 Principal at Risk Securities

The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying Stock

If the final share price is less than the downside threshold price, you will lose all or a substantial portion of your investment in the securities. This means that while a decrease in the final share price to the downside threshold price will not result in a loss of principal on the securities, a decrease in the final share price to less than the downside threshold price will result in a loss of a significant portion of the stated principal amount of the securities despite only a small incremental change in the price of the underlying stock.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

February 2025

GS Finance Corp. Trigger Jump Securities Based on the Performance of the Common Stock of GE Vernova Inc. due August 12, 2026 Principal at Risk Securities

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement.

The Amount Payable on Your Securities Is Not Linked to the Price of the Underlying Stock at Any Time Other than the Valuation Date

The final share price will be based on the closing price of the underlying stock on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing price of the underlying stock dropped precipitously on the valuation date, the payment at maturity for your securities may be significantly less than it would have been had the payment at maturity been linked to the closing price of the underlying stock prior to such drop in the price of the underlying stock. Although the actual price of the underlying stock on the stated maturity date or at other times during the life of your securities may be higher than the final share price, you will not benefit from the closing price of the underlying stock at any time other than on the valuation date.

The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

•
the market price of the underlying stock to which your securities are linked;
•
the volatility — i.e., the frequency and magnitude of changes — in the market price of the underlying stock;
•
the dividend rate of the underlying stock;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the market segment of which the underlying stock is a part, and which may affect the market price of the underlying stock;
•
interest rates and yield rates in the market;
•
the time remaining until your securities mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These, and many other factors, will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before maturity, you may receive less than the principal amount of your securities.

In Some Circumstances, the Payment You Receive on the Securities May Be Based on the Securities of Another Company and Not the Issuer of the Underlying Stock

Following certain corporate events relating to the underlying stock where its issuer is not the surviving entity, the amount you receive at maturity may be based on the securities of a successor to the underlying stock issuer or any cash or any other assets distributed to holders of shares of the underlying stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the securities. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting Distribution Property (as described below) under “Supplemental Terms of the Notes - Anti-dilution Adjustments for Index Stocks” on page S-27 of the accompanying general terms supplement.

February 2025

GS Finance Corp. Trigger Jump Securities Based on the Performance of the Common Stock of GE Vernova Inc. due August 12, 2026 Principal at Risk Securities

We Will Not Hold Shares of the Underlying Stock for Your Benefit

The indenture governing your security does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey a share or shares of the underlying stock acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the underlying stock for your benefit in order to enable you to exchange your security for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any shares of the underlying stock owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Have No Shareholder Rights or Any Rights to Receive Any Underlying Stock

Investing in your securities will not make you a holder of the underlying stock. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying stock, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying stock or any other rights of a holder of the underlying stock. Your securities will be paid in cash and you will have no right to receive delivery of any shares of the underlying stock.

We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the stated principal amount of the securities, then the return on your investment in such securities held to the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at stated principal amount. If you purchase your securities at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at stated principal amount or a discount to stated principal amount.

Risks Related to Conflicts of Interest

Other Investors May Not Have the Same Interests as You

Other investors in the securities are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as security holders. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your securities, the underlying stock or other similar securities, which may adversely impact the market for or value of your securities.

Additional Risks Related to the Underlying Stock

The Underlying Stock Has a Very Limited Trading History

Your securities are linked to an underlying stock that has only recently commenced public trading and, therefore, has very limited historical performance. Because the underlying stock has no historical closing price prior to the date its common stock commenced trading, limited historical underlying stock information will be available for you to consider in making an independent investigation of its underlying stock performance, which may make it difficult for you to make an informed decision with respect to the securities. Further, because the underlying stock has a very limited trading history, your investment in the securities may involve greater risks than an investment in securities linked to the securities of companies with a more established record of performance. For additional information about the underlying stock, see “The Underlying Stock”. No future performance of the underlying stock can be predicted based on the historical underlying stock performance information described herein.

February 2025

GS Finance Corp. Trigger Jump Securities Based on the Performance of the Common Stock of GE Vernova Inc. due August 12, 2026 Principal at Risk Securities

Risks Related to Tax

Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your securities that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-44 of the accompanying general terms supplement no. 8,999. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-44 of the accompanying general terms supplement no. 8,999 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, or maturity of your securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlying stock during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

February 2025

GS Finance Corp. Trigger Jump Securities Based on the Performance of the Common Stock of GE Vernova Inc. due August 12, 2026 Principal at Risk Securities

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

February 2025

GS Finance Corp. Trigger Jump Securities Based on the Performance of the Common Stock of GE Vernova Inc. due August 12, 2026 Principal at Risk Securities

The Underlying Stock

The underlying stock issuer is GE Vernova Inc. According to publicly available information, GE Vernova Inc. is in the electric power industry, with products and services that generate, transfer, orchestrate, convert, and store electricity. GE Vernova Inc. completed its separation from General Electric Company, which now operates as GE Aerospace, on April 2, 2024.

Where Information About the Underlying Stock Issuer Can Be Obtained

The underlying stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by the underlying stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-41966.

Information about the underlying stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the underlying stock issuer with the SEC.

We Obtained the Information About the Underlying Stock Issuer From the Underlying Stock Issuer’s Public Filings

This pricing supplement relates only to your security and does not relate to the underlying stock or other securities of the underlying stock issuer. We have derived all information about the underlying stock issuer in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the underlying stock issuer in connection with the offering of your security. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the underlying stock — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the underlying stock issuer could affect the value you will receive at maturity and, therefore, the market value of your security.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying stock.

We or any of our affiliates may currently or from time to time engage in business with the underlying stock issuer, including making loans to or equity investments in the underlying stock issuer or providing advisory services to the underlying stock issuer, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the underlying stock issuer and, in addition, one or more of our affiliates may publish research reports about the underlying stock issuer. As an investor in a security, you should undertake such independent investigation of the underlying stock issuer as in your judgment is appropriate to make an informed decision with respect to an investment in a security.

February 2025

GS Finance Corp. Trigger Jump Securities Based on the Performance of the Common Stock of GE Vernova Inc. due August 12, 2026 Principal at Risk Securities

Historical Closing Prices of the Underlying Stock

The closing prices of the underlying stock have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying stock has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing prices of the underlying stock during the period shown below is not an indication that the underlying stock is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical prices of the underlying stock as an indication of the future performance of the underlying stock, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying stock will result in you receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date, or that you will not lose a significant portion or all of your investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying stock. Before investing in the offered securities, you should consult publicly available information to determine the prices of the underlying stock between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to recent share prices of the underlying stock. The actual performance of the underlying stock over the life of the offered securities, as well as the amount payable at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and period end underlying stock closing prices of the common stock of GE Vernova Inc. for the last three calendar quarters of 2024 (from the date its common stock commenced trading on April 2, 2024) and the first calendar quarter of 2025 (through January 27, 2025), adjusted for corporate events, if applicable. We obtained the underlying stock prices listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Closing Prices of GE Vernova Inc.

	High	Low	Period End
2024
Quarter ended June 30 (from April 2, 2024)	$181.45	$122.70	$171.51
Quarter ended September 30	$255.48	$160.00	$254.98
Quarter ended December 31	$349.44	$252.29	$328.93
2025
Quarter ending March 31 (through January 27, 2025)	$437.71	$330.00	$330.00

The graph below shows the daily historical closing prices of the underlying stock from the date its common stock commenced trading on April 2, 2024 through January 27, 2025. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities. We obtained the closing prices in the graph below from Bloomberg Financial Services, without independent verification.

February 2025

GS Finance Corp. Trigger Jump Securities Based on the Performance of the Common Stock of GE Vernova Inc. due August 12, 2026 Principal at Risk Securities

Historical Performance of GE Vernova Inc.

February 2025

GS Finance Corp. Trigger Jump Securities Based on the Performance of the Common Stock of GE Vernova Inc. due August 12, 2026 Principal at Risk Securities

Supplemental Discussion of U.S. Federal Income Tax Consequences

No statutory, judicial or administrative authority directly addresses how your securities should be characterized and treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. You will be obligated pursuant to the terms of your securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as pre-paid derivative contracts in respect of the underlying stock, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-44 of the accompanying general terms supplement no. 8,999. It is the opinion of Sidley Austin LLP that such a characterization of the securities for U.S. federal income tax purposes is a reasonable interpretation of current law. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange, or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your securities.

Notwithstanding the foregoing, since the appropriate U.S. federal income tax characterization and treatment of your securities are uncertain, it is possible that the Internal Revenue Service could assert a different characterization and treatment than that described immediately above. In this case, the timing and character of income, gain or loss recognized with respect to your securities could substantially differ from that described above.

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

February 2025

GS Finance Corp. Trigger Jump Securities Based on the Performance of the Common Stock of GE Vernova Inc. due August 12, 2026 Principal at Risk Securities

Supplemental Plan of Distribution; Conflicts of Interest

As described under “Supplemental Plan of Distribution” on page S-49 of the accompanying general terms supplement and “Plan of Distribution — Conflicts of Interest” on page 129 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $25.00 for each security it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $5.00 of the selling concession for each security as a structuring fee. The costs included in the original issue price of the securities will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the securities against payment therefor in New York, New York on February 12, 2025. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

February 2025